Exhibit 99

ADP Reports Fiscal 2008 Results; Provides Fiscal 2009 Guidance

Revenues Rise 12.5%; EPS from Continuing Operations Increases 21% Excluding Current and Prior Fiscal Year Gains

Forecasting Fiscal 2009 Revenue Growth of 7% to 8% and EPS Growth of 10% to 14%

ROSELAND, N.J.--(BUSINESS WIRE)--Automatic Data Processing, Inc. (NYSE:ADP):

HIGHLIGHTS

Fiscal 2008 Results
-- Revenues grew 12.5% to $8.78 billion, benefiting 2% from favorable foreign exchange rates
-- Pretax earnings from continuing operations grew 12% to $1.81 billion
-- Includes the fiscal 2007 first quarter net one-time gain of $32.5 million related primarily to the sale of a Dealer Services' non-core minority investment
-- Includes the fiscal 2008 fourth quarter $16.0 million pretax gain on the sale of a building
-- 13% growth excluding the fiscal 2007 and 2008 gains noted above
-- Net earnings from continuing operations grew 14% to $1.16 billion
-- 15% growth excluding the fiscal 2007 and 2008 gains noted above
-- Diluted earnings per share from continuing operations grew 20% to $2.20 from $1.83 on fewer weighted-average diluted shares outstanding
-- 21% growth excluding the fiscal 2007 and 2008 gains noted above
-- ADP acquired 32.9 million shares of its stock for treasury at a cost of $1.46 billion
-- Cash and marketable securities balances were $1.66 billion at June 30, 2008

Fourth Quarter Fiscal 2008 Results
-- Revenues grew over 10% to $2.21 billion, compared with the fourth quarter of fiscal 2007, benefiting approximately 2% from favorable foreign exchange rates
-- Pretax earnings from continuing operations grew 15% to $354.4 million
-- Includes the fiscal 2008 fourth quarter $16.0 million pretax gain on the sale of a building
-- 10% growth excluding the fiscal 2008 fourth quarter gain noted above
-- Net earnings from continuing operations grew 17% to $226.0 million
-- 11% growth excluding the fiscal 2008 fourth quarter gain noted above
-- Diluted earnings per share from continuing operations grew 23% to $0.43 from $0.35 a year ago on fewer weighted-average diluted shares outstanding
-- 20% growth excluding the fiscal 2008 fourth quarter gain noted above
-- ADP acquired 9.59 million shares of its stock for treasury for $411.9 million

Fiscal 2009 Forecast
-- 7% to 8% revenue growth
-- 10% to 14% diluted earnings per share from continuing operations growth, up from $2.18 in fiscal 2008 excluding the gain on the sale of a building in the fourth fiscal quarter

Automatic Data Processing, Inc. (NYSE:ADP) reported 12.5% revenue growth to $8.78 billion for the fiscal year ended June 30, 2008, Gary C. Butler, president and chief executive officer, announced today. Revenue growth benefited 2% from favorable foreign exchange rates during the year. Excluding the current and prior year gains noted above, diluted earnings per share from continuing operations grew 21% from $1.80 to $2.18.

Fourth Quarter and Fiscal Year 2008 Discussion

Commenting on the results, Mr. Butler said, “ADP’s results for the year were strong. We continue to execute against our strategic growth program and have also continued to return a high level of excess cash to our shareholders. While certain of our key business metrics, such as the number of employees on our clients’ payrolls, were impacted by the softening of the economy during the second half of the fiscal year, they remain positive. Importantly, new business sales in both Employer Services and Dealer Services continued to grow despite the challenging economy. We continued to invest in new products, salesforce expansion, and implementation and client service resources.”

Employer Services

“Employer Services’ revenues increased 7% for the fourth quarter, all organic, and over 9% for the year, 8% organic. In the United States, revenues from our traditional payroll and payroll tax filing business grew 4% for the fourth quarter and 7% for the year. Beyond payroll revenues, excluding PEO Services’ revenues, grew 12% for the fourth quarter and 16% for the year. The increase in the number of employees on our clients' payrolls slowed in the United States to 0.8% for the fourth quarter and 1.3% for the year, as measured on a same-store-sales basis for our clients on our Auto Pay platform. Pay growth in Europe continued in the fourth quarter and was positive for the full year compared with a year ago. Worldwide client retention improved 20 basis points for the year to a new record level. Employer Services’ pretax margin improved nearly 150 basis points and 90 basis points for the fourth quarter and full year, respectively. The full-year pretax margin expansion resulted from continued operating leverage, including benefits from margin expansion initiatives, which more than offset the impact of our product investments that drive our five-point strategic growth program.”

“Despite challenges that continue to exist in the selling environment, I am pleased with our execution for the fourth quarter. Combined Employer Services and PEO Services worldwide new business sales grew 7% for the quarter and 8% for the year. New business sales represent annualized recurring revenues anticipated from new orders.”

PEO Services

“PEO Services’ revenues increased 16.5% for the fourth quarter and 20% for the year, all organic. PEO Services’ pretax margin improved approximately 30 basis points for the fourth quarter and 80 basis points for the year. Average worksite employees paid by PEO Services increased 17% for the fourth quarter, and 18% for the year, to approximately 187,000 and 176,000, respectively.”

Dealer Services

“Dealer Services’ revenues increased 9% for the fourth quarter and 8.5% for the year, with 6% organic for both the fourth quarter and full year. I am pleased that, despite market conditions, Dealer Services had a solid fourth quarter, including very strong sales growth both domestically and internationally. New business sales growth was strong for the year, with double-digit growth in both our North American and International businesses. Dealer Services’ pretax margin expanded over 100 basis points for the fourth quarter and 75 basis points for the year. The quarter and full-year pretax margin expansion resulted from increased operating leverage, partially offset by costs relating to the acquisitions of three Autoline distributors that were completed earlier in the year.”

Interest on Funds Held for Clients, Interest Income on Corporate Funds, and Interest Expense

"Our investment portfolio strategy is to ladder and extend maturities relating to our client funds. On days when inflows of cash from clients and maturing investments are not enough to satisfy the day’s obligations we may choose to employ short-term financing to satisfy client funds obligations. This extended investment strategy allows us to temper the effects of interest rate fluctuations and average our way through an interest rate cycle. Additionally, this strategy impacts interest on funds held for clients, interest income on corporate funds, and interest expense.”

“For the fourth quarter, interest on funds held for clients declined $8.4 million, or 4.7%, from $178.1 million to $169.7 million, due to a decline of nearly 40 basis points in the average interest yield to 4.2%, partially offset by growth of 4.2% in average client funds balances to $16.1 billion. Interest income on corporate funds declined $9.2 million, or 20%, from $46.6 million to $37.4 million due to a lower average interest yield of 100 basis points to 4.0%, as well as lower average corporate investment balances compared with last year’s fourth quarter which included the cash dividend from the spin-off of Brokerage Services. Included in interest income on corporate funds is interest income related to the extended investment strategy which increased $6.4 million, or 42% from $15.1 to $21.5 million. Interest expense declined $7.6 million, or 38%, from $20.1 million to $12.4 million primarily from interest expense on our short-term financing related to the extended investment strategy where the benefit of a 300 basis point decline in average borrowing rates to 2.2% was partially offset by higher average daily borrowings.”

“For the fiscal year, interest on funds held for clients grew $30.9 million, or 4.7%, from $653.6 million to $684.5 million, due to growth of 6.6% in average client funds balances to $15.7 billion, partially offset by a decline of nearly 10 basis points in the average interest yield to 4.4%. Interest income on corporate funds declined $15.5 million, or 9%, from $165.0 million to $149.5 million due to a lower average interest yield of 20 basis points to 4.4%, as well as lower average corporate investment balances. Included in interest income on corporate funds is interest income related to the extended investment strategy which increased $9.2 million, or 13%, from $70.1 million to $79.4 million. Interest expense declined $14.4 million, or 15%, from $94.9 million to $80.5 million primarily from interest expense on our short-term financing related to the extended investment strategy where the benefit of a 120 basis point decline in average borrowing rates to 4.1% was partially offset by higher daily average borrowings.”

Fiscal 2009 Forecast

For fiscal 2009, we are assuming no change in the current economic environment. As a result, we are forecasting revenue growth of 7% to 8%, and diluted earning per share growth of 10% to 14%, up from $2.18 per share from continuing operations in fiscal 2008 excluding the gain on the sale of a building in the fourth fiscal quarter.

“We anticipate revenue growth of 6% to 7% for Employer Services, 16% to 17% for PEO Services, and 6% to 8% for Dealer Services. We anticipate at least 50 basis points of pretax margin expansion in each business segment. We are planning mid single-digit new business sales growth worldwide for Employer Services and PEO Services on a combined basis. We anticipate tougher year-over-year comparisons in new business sales growth during the first half of fiscal 2009 as the lower growth rates in the second half of fiscal 2008 are expected to continue as a result of the weakened economic environment.”

“The interest assumptions in our forecasts are based on Fed Funds futures contracts and forward yield curves as of July 28, 2008. The Fed Funds futures contracts anticipate three increases of 25 basis points each when the Fed is scheduled to meet in October 2008, and in January and May 2009, exiting the fiscal year with a Fed funds rate of 2.75%. The forward yield curves indicate fixed income rates increasing 40 to 50 basis points during the fiscal year.”

“Interest on funds held for clients is expected to decline $25 to $30 million, or approximately 4%, from $684.5 million in fiscal 2008 to $655 to $660 million based on an approximate 20 basis point decline in the average interest yield to nearly 4.2%, partially offset by 1% to 2% anticipated growth in average client funds balances to $15.8 to $15.9 billion.”

“Interest income on corporate funds is expected to be relatively flat compared to $149.5 million in fiscal 2008. Included in interest income on corporate funds is interest income related to the extended investment strategy which is expected to increase $5 to $10 million from $79.4 million to $85 to $90 million.”

“Interest expense is expected to decline $25 to $30 million from $80.5 million in fiscal 2008 to $50 to $55 million from lower short-term interest expense related to the extended investment strategy due to an anticipated decline of 170 basis points in average borrowing rates to 2.4%, partially offset by higher anticipated average daily borrowings.”

“This forecast is reflective of the current, challenging economic environment. We believe that fiscal 2009 will be a very solid year and ADP’s long-term growth outlook remains positive. We are continuing to invest in ADP’s future as we execute successfully against our five-point strategic growth program. We have returned to our shareholders almost $1.5 billion through share repurchases and $549 million in dividends during fiscal 2008, and we remain committed to continuing to return excess cash to our shareholders,” Mr. Butler concluded.

Website Schedules

The schedules of quarterly and full-year revenue and pretax earnings by reportable segment for fiscal years 2006, 2007, and 2008 have been updated for the fourth quarter and full-year fiscal 2008 results and posted to the Investor Relations home page (http://www.investquest.com/iq/a/adp/index.htm) of our website www.adp.com under Financial Data along with the quarterly and full-year statements of earnings for fiscal 2006 and fiscal 2007.

An analyst conference call will be held today, Thursday, July 31 at 8:30 a.m. EDT. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to ADP’s home page, www.adp.com, or ADP’s Investor Relations home page, http://www.investquest.com/InvestQuest/a/adp/, and click on the webcast icon. The presentation will be available to download and print about 60 minutes before the webcast at the ADP Investor Relations home page at http://www.investquest.com/iq/a/adp/index.htm. ADP’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same Web site.

About ADP

Automatic Data Processing, Inc. (NYSE: ADP), with nearly $9 billion in revenues and over 585,000 clients, is one of the world's largest providers of business outsourcing solutions. Leveraging nearly 60 years of experience, ADP offers a wide range of HR, payroll, tax and benefits administration solutions from a single source. ADP's easy-to-use, cost-effective solutions for employers provide superior value to companies of all types and sizes. ADP is also a leading provider of integrated computing solutions to auto, truck, motorcycle, marine and recreational vehicle dealers throughout the world. For more information about ADP or to contact a local ADP sales office, reach us at 1.800.225.5237 or visit the company's Web site at www.ADP.com.

Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)
	June 30,	June 30,
	2008	2007

Assets

Cash and cash equivalents/Short-term marketable securities	$1,583.8	$1,816.5
Other current assets	1,806.2	1,490.0
Assets of discontinued operations	-	57.7
Total current assets before funds held for clients	3,390.0	3,364.2
Funds held for clients	15,418.9	18,489.2
Total current assets	18,808.9	21,853.4

Long-term marketable securities (A)	76.5	68.1
Property, plant and equipment, net	742.9	723.8
Other non-current assets	4,106.1	4,003.6
Total assets	$23,734.4	$26,648.9

Liabilities and Stockholders' Equity
Other current liabilities	$2,046.9	$1,771.7
Liabilities of discontinued operations	-	19.1
Total current liabilities before client funds obligations	2,046.9	1,790.8
Client funds obligations	15,294.7	18,673.0
Total current liabilities	17,341.6	20,463.8

Long-term debt	52.1	43.5
Other non-current liabilities	1,253.5	993.7
Total liabilities	18,647.2	21,501.0

Total stockholders' equity	5,087.2	5,147.9
Total liabilities and stockholders' equity	$23,734.4	$26,648.9

(A) As of June 30, 2008, long-term marketable securities include $11.7 of securities that have been pledged as collateral under the Company's reverse repurchase agreement.

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
REVENUES:
Revenues, other than interest on funds held for clients and PEO revenues	$1,765.2	$1,587.9	$7,038.9	$6,267.4
Interest on funds held for clients	169.7	178.1	684.5	653.6
PEO revenues (A)	272.2	233.8	1,053.1	879.0
Total revenues	2,207.1	1,999.8	8,776.5	7,800.0

EXPENSES:
Costs of revenues:
Operating expenses	994.1	876.0	3,915.7	3,392.3
Systems development and programming costs	140.8	130.3	525.9	486.1
Depreciation and amortization	60.6	54.5	238.5	208.9
Total costs of revenues	1,195.5	1,060.8	4,680.1	4,087.3

Selling, general and administrative expenses	697.0	649.2	2,370.4	2,206.2
Interest expense	12.4	20.1	80.5	94.9
Total expenses	1,904.9	1,730.1	7,131.0	6,388.4

Other income, net	(52.2)	(37.6)	(166.5)	(211.9)

Earnings from continuing operations before income taxes	354.4	307.3	1,812.0	1,623.5

Provision for income taxes	128.4	113.5	650.3	602.3

Net earnings from continuing operations	$226.0	$193.8	$1,161.7	$1,021.2

Earnings from discontinued operations, net of (benefit) / provision for income taxes of ($8.5) and $6.8 for the three months ended June 30, 2008 and 2007, respectively, and $23.2 and $110.6 for the twelve months ended June 30, 2008 and June 30, 2007, respectively	7.5	0.9	74.0	117.5

Net earnings	$233.5	$194.7	$1,235.7	$1,138.7

Basic earnings per share from continuing operations	$0.44	$0.36	$2.23	$1.86
Basic earnings per share from discontinued operations	0.01	-	0.14	0.21
Basic earnings per share	$0.45	$0.36	$2.37	$2.07

Diluted earnings per share from continuing operations	$0.43	$0.35	$2.20	$1.83
Diluted earnings per share from discontinued operations	0.01	-	0.14	0.21
Diluted earnings per share	$0.45	$0.35	$2.34	$2.04

Dividends per common share	$0.2900	$0.2300	$1.1000	$0.8750

Detail of diluted earnings per share from discontinued operations:
Brokerage Services Group (BSG) Business	$-	$-	$-	$0.14
Travel Clearing (B)	-	0.01	0.13	0.03
All Other Discontinued Operations	0.01	(0.01)	0.01	0.03
Total diluted earnings per share from discontinued operations	$0.01	$-	$0.14	$0.21

(A) Professional Employer Organization ("PEO") revenues are net of direct pass-through costs, primarily consisting of payroll wages and payroll taxes, of $2,834.4 and $2,319.4 for the three months ended June 30, 2008 and 2007, respectively, and $11,247.4 and $9,082.5 for the twelve months ended June 30, 2008 and 2007, respectively.

(B) The $0.13 in diluted EPS for the twelve months ended June 30, 2008 primarily represents the gain on the sale of the Travel Clearing business.

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30,
	2008	2007	Change	% Change
Revenues (A)
Employer Services	$1,537.4	$1,434.8	$102.6	7%
PEO Services	274.2	235.3	38.9	17%
Dealer Services	354.6	326.1	28.5	9%
Other	40.9	3.6	37.3	100+ %
	$2,207.1	$1,999.8	$207.3	10%
Pre-tax earnings from continuing operations (A)
Employer Services	$325.4	$282.4	$43.0	15%
PEO Services	25.5	21.2	4.3	20%
Dealer Services	67.0	58.2	8.8	15%
Other	(63.5)	(54.5)	(9.0)	(17)%
	$354.4	$307.3	$47.1	15%
Pre-tax margin (A)
Employer Services	21.2%	19.7%	1.5%
PEO Services	9.3%	9.0%	0.3%
Dealer Services	18.9%	17.9%	1.0%
Other	n/m	n/m	n/m
	16.1%	15.4%	0.7%

	Twelve Months Ended
	June 30,
	2008	2007	Change	% Change
Revenues (A)
Employer Services	$6,243.1	$5,707.7	$535.4	9%
PEO Services	1,060.5	884.8	175.7	20%
Dealer Services	1,364.3	1,257.3	107.0	9%
Other	108.6	(49.8)	158.4	100+ %
	$8,776.5	$7,800.0	$976.5	13%
Pre-tax earnings from continuing operations (A)
Employer Services	$1,601.4	$1,412.4	$189.0	13%
PEO Services	104.9	80.4	24.5	30%
Dealer Services	232.0	204.4	27.6	14%
Other	(126.3)	(73.7)	(52.6)	(71)%
	$1,812.0	$1,623.5	$188.5	12%
Pre-tax margin (A)
Employer Services	25.7%	24.7%	0.9%
PEO Services	9.9%	9.1%	0.8%
Dealer Services	17.0%	16.3%	0.7%
Other	n/m	n/m	n/m
	20.6%	20.8%	(0.2)%

(A) Prior year's segment results were adjusted to reflect fiscal year 2008 budgeted foreign exchange rates.

n/m - not meaningful

	Three Months Ended
	June 30,
	2008	2007	Change
Components of other income, net:
Interest income on corporate funds	$(37.4)	$(46.6)	$9.2
Gain on sale of building	(16.0)	-	(16.0)
Gain on sale of investment	-	-	-
Realized gains on available-for-sale securities	(1.3)	(0.3)	(1.0)
Realized losses on available-for-sale securities	3.1	9.3	(6.2)
Other	(0.6)	-	(0.6)
Total other income, net	$(52.2)	$(37.6)	$(14.6)

	Twelve Months Ended
	June 30,
	2008	2007	Change
Components of other income, net:
Interest income on corporate funds	$(149.5)	$(165.0)	$15.5
Gain on sale of building	(16.0)	-	(16.0)
Gain on sale of investment	-	(38.6)	38.6
Realized gains on available-for-sale securities	(10.1)	(20.8)	10.7
Realized losses on available-for-sale securities	11.4	12.5	(1.1)
Other	(2.3)	-	(2.3)
Total other income, net	$(166.5)	$(211.9)	$45.4

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts)

(Unaudited)
	Three Months Ended
	June 30,
	2008	2007	Change	% Change
Earnings per share information:
Net earnings from continuing operations	$226.0	$193.8	$32.2	17%
Net earnings	$233.5	$194.7	$38.8	20%
Basic weighted average shares outstanding	513.9	544.1	(30.2)	(6)%
Basic earnings per share from continuing operations	$0.44	$0.36	$0.08	22%
Basic earnings per share	$0.45	$0.36	$0.09	25%

Diluted net earnings from continuing operations	$226.0	$193.8	$32.2	17%
Diluted net earnings	$233.5	$194.7	$38.8	20%
Diluted weighted average shares outstanding	519.6	551.8	(32.2)	(6)%
Diluted earnings per share from continuing operations	$0.43	$0.35	$0.08	23%
Diluted earnings per share	$0.45	$0.35	$0.10	29%

	Twelve Months Ended
	June 30,
	2008	2007	Change	% Change
Earnings per share information:
Net earnings from continuing operations	$1,161.7	$1,021.2	$140.5	14%
Net earnings	$1,235.7	$1,138.7	$97.0	9%
Basic weighted average shares outstanding	521.5	549.7	(28.2)	(5)%
Basic earnings per share from continuing operations	$2.23	$1.86	$0.37	20%
Basic earnings per share	$2.37	$2.07	$0.30	14%

Diluted net earnings from continuing operations	$1,161.7	$1,022.3	$139.4	14%
Diluted net earnings	$1,235.7	$1,139.8	$95.9	8%
Diluted weighted average shares outstanding	527.2	557.9	(30.7)	(6)%
Diluted earnings per share from continuing operations	$2.20	$1.83	$0.37	20%
Diluted earnings per share	$2.34	$2.04	$0.30	15%

	Three Months Ended
	June 30,
	2008	2007
Key Statistics:
Internal revenue growth:
Employer Services	7%	9%
PEO Services	17%	26%
Dealer Services	6%	7%

Employer Services:
Change in pays per control - AutoPay product	0.8%	2.0%
Change in client revenue retention percentage - worldwide	(0.4) pts	0.7 pts
Employer Services/PEO new business sales growth - worldwide	7%	5%

PEO Services:
Paid PEO worksite employees at end of period	188,000	159,000
Average paid PEO worksite employees during the period	187,000	160,000

	Twelve Months Ended
	June 30,
	2008	2007
Key Statistics:
Internal revenue growth:
Employer Services	8%	9%
PEO Services	20%	26%
Dealer Services	6%	6%

Employer Services:
Change in pays per control - AutoPay product	1.3%	2.3%
Change in client revenue retention percentage - worldwide	0.2 pts	0.1 pts
Employer Services/PEO new business sales growth - worldwide	8%	11%

PEO Services:
Paid PEO worksite employees at end of period	188,000	159,000
Average paid PEO worksite employees during the period	176,000	149,000

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	June 30,
	2008	2007	Change	% Change
Average investment balances at cost (in billions):
Corporate investments	$3.8	$3.8	$-	(1.0)%
Funds held for clients	16.1	15.5	0.6	4.2%
Total	$19.9	$19.3	$0.6	3.1%

Average interest rates earned exclusive of realized losses (gains) on:
Corporate investments	4.0%	5.0%
Funds held for clients	4.2%	4.6%
Total	4.2%	4.7%

Net unrealized gain (loss) position at end of period	$142.1	$(184.9)

Interest on funds held for clients	$169.7	$178.1	$(8.4)	(4.7)%
Corporate extended interest income (B)	21.5	15.1	6.4	42.4%
Corporate interest expense-short-term financing (B)	(10.7)	(18.8)	8.1	43.2%
	$180.5	$174.4	$6.1

	Twelve Months Ended
	June 30,
	2008	2007	Change	% Change
Average investment balances at cost (in billions):
Corporate investments	$3.4	$3.6	$(0.2)	(4.8)%
Funds held for clients	15.7	14.7	1.0	6.6%
Total	$19.0	$18.2	$0.8	4.4%

Average interest rates earned exclusive of realized losses (gains) on:
Corporate investments	4.4%	4.6%
Funds held for clients	4.4%	4.5%
Total	4.4%	4.5%

Net unrealized gain (loss) position at end of period	$142.1	$(184.9)

Interest on funds held for clients	$684.5	$653.6	$30.9	4.7%
Corporate extended interest income (B)	79.4	70.1	9.2	13.1%
Corporate interest expense-short-term financing (B)	(73.2)	(87.8)	14.6	16.6%
	$690.7	$636.0	$54.7

(B) While “Corporate extended interest income” and “Corporate interest expense -short-term financing” are non-GAAP disclosures, management believes this information is beneficial to reviewing the financial statements of ADP. Management believes this information is beneficial as it allows the reader to understand the extended investment strategy for ADP's client funds assets, corporate investments and short-term borrowings. A reconciliation of the non-GAAP measures to GAAP measures is as follows:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Corporate extended interest income	$21.5	$15.1	$79.4	$70.1
All other interest income	15.9	31.5	70.1	94.9
Total interest income on corporate funds	$37.4	$46.6	$149.5	$165.0

Corporate interest expense - short-term financing	$10.7	$18.8	$73.2	$87.8
All other interest expense	1.7	1.3	7.3	7.2
Total interest expense	$12.4	$20.1	$80.5	$95.0

This document and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could be" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under "Item 1A. - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, should be considered in evaluating any forward-looking statements contained herein.

CONTACT:
ADP Investor Relations
Elena Charles, 973-974-4077
Debbie Morris, 973-974-7821